Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS;
FOURTH QUARTER 2012 EPS UP 30%; FULL YEAR 2012 EPS UP 26% EXCLUDING DEBT
PREPAYMENT COSTS; RAISES 2013 GUIDANCE

WELLINGTON, FL, January 31, 2013 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced fourth quarter and full year 2012 financial results.

FOURTH QUARTER 2012 HIGHLIGHTS VERSUS FOURTH QUARTER PRIOR YEAR

•	Revenues of $803.2 million increased 22.7 percent.

•	Operating earnings were $138.1 million, an increase of 26.6 percent, and operating margin of 17.2 percent increased 50 basis points.

•	Net earnings and earnings per diluted share were $75.2 million and $0.73 per share, increases of 31.2 percent and 30.4 percent, respectively.

FULL YEAR 2012 HIGHLIGHTS VERSUS FULL YEAR 2011

•	Revenues of $3.085 billion increased 23.4 percent.

•	Operating earnings were $540.0 million, an increase of 26.2 percent, and operating margin of 17.5 percent increased 40 basis points.

•	Net earnings and earnings per diluted share, adjusted to exclude debt prepayment costs, were $291.3 million and $2.83 per share, reflecting increases of 27.9 percent and 26.3 percent, respectively.

•	Net earnings and earnings per diluted share, on a GAAP basis to include debt prepayment costs, were $233.7 million and $2.27 per share.

2013 FINANCIAL GUIDANCE

•
The Company is increasing its 2013 earnings per share (EPS) guidance by $0.07 per share to approximately $3.45 per diluted share, representing an increase in EPS of approximately 22 percent as compared to 2012 EPS (2012 EPS adjusted to exclude debt prepayment costs).

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter 2012 revenues of $803.2 million increased $148.5 million, or 22.7 percent, as compared with the prior year period.

Operating earnings were $138.1 million, an increase of 26.6 percent, and operating margin of 17.2 percent increased 50 basis points.  The growth in operating earnings and the improvement in operating margin occurred primarily as a result of operating leverage at the higher sales volume and ongoing operational efficiency initiatives.  Operating earnings and operating margin, adjusted to exclude acquisition, integration and transition (AIT) costs, were $142.2 million and 17.7 percent.

Net earnings and earnings per diluted share were $75.2 million and $0.73 per share, increases of 31.2 percent and 30.4 percent, respectively.

Commenting on the Company’s fourth quarter and full year 2012 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “I am pleased to report, our 2012 results which were the best in the Company’s history.  2012 revenues, operating earnings, operating margin, bookings and backlog were all records, and net earnings and EPS, adjusted to exclude debt prepayment costs, were also records.  Our revenue growth continues to be driven primarily by the robust new aircraft delivery cycle.  Approximately 61 percent of fourth quarter and full year 2012 revenues was driven by demand for products for new-buy aircraft reflecting both robust new aircraft deliveries and weaker aftermarket demand.”

“Our 2013 guidance of approximately 22 percent earnings per share growth is based primarily on our high quality backlog, the expectation of strong wide-body deliveries, a modest recovery in the aftermarket and significant continuing margin expansion,” stated Mr. Khoury.

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Three Months Ended December 31,
	($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$398.6	$350.1	13.9%
Consumables management	301.8	234.1	28.9%
Business jet	102.8	70.5	45.8%
Total	$803.2	$654.7	22.7%

	OPERATING EARNINGS
	Three Months Ended December 31,
	($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$68.6	$58.2	17.9%
Consumables management	54.8	42.6	28.6%
Business jet	14.7	8.3	77.1%
Total	$138.1	$109.1	26.6%

Fourth quarter 2012 commercial aircraft segment (CAS) revenues increased 13.9 percent while operating earnings of $68.6 million increased 17.9 percent as compared with the prior year period, and operating margin of 17.2 percent expanded 60 basis points, due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

Fourth quarter 2012 consumables management segment (CMS) operating earnings were $54.8 million, an increase of 28.6 percent, and operating margin of 18.2 percent was flat as compared with the prior year period.  Operating margin, adjusted to exclude AIT costs, was 19.5 percent.

Fourth quarter 2012 business jet segment (BJS) operating earnings of $14.7 million increased 77.1 percent as compared with the prior year period.  Operating margin of 14.3 percent expanded 250 basis points as compared with the prior year period, reflecting the 45.8 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2012, revenues of $3.085 billion increased 23.4 percent as compared with the prior year period.

Operating earnings were $540.0 million, an increase of 26.2 percent, and operating margin of 17.5 percent increased 40 basis points as compared with the prior year.  Operating earnings and operating margin, adjusted to exclude AIT costs, were $557.2 million and 18.1 percent, increases of 28.8 percent and 80 basis points, respectively, as compared with the prior year.

Net earnings and earnings per diluted share for the year ended December 31, 2012, adjusted to exclude debt prepayment costs of $82.1 million, were $291.3 million and $2.83 per share, increases of 27.9 percent and 26.3 percent, respectively.

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Year Ended December 31,
	($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$1,551.2	$1,302.0	19.1%
Consumables management	1,171.0	943.5	24.1%
Business jet	363.1	254.3	42.8%
Total	$3,085.3	$2,499.8	23.4%

	OPERATING EARNINGS
	Year Ended December 31,
	($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$271.3	$216.0	25.6%
Consumables management	216.7	183.1	18.4%
Business jet	52.0	28.9	79.9%
Total	$540.0	$428.0	26.2%

For the year ended December 31, 2012, CAS operating earnings of $271.3 million increased 25.6 percent as compared with the prior year period.  Operating margin of 17.5 percent expanded 90 basis points as compared with the prior year period due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

For the year ended December 31, 2012, CMS operating earnings, adjusted to exclude AIT costs, were $233.9 million.  Adjusted operating margin of 20.0 percent increased 10 basis points.

For the year ended December 31, 2012, BJS operating earnings of $52.0 million increased 79.9 percent as compared with the prior year period.  Operating margin of 14.3 percent expanded 290 basis points, reflecting the 42.8 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

LIQUIDITY AND BALANCE SHEET METRICS

Free cash flow of $110.1 million in the current quarter represents a free cash flow conversion ratio of 146.4 percent of net earnings.  For the year ended December 31, 2012, free cash flow of $229.7 million represents a free cash flow conversion ratio of 98.3 percent of net earnings.  As of December 31, 2012, cash was $513.7 million, net debt, which represents total long term debt of $1.96 billion less cash, was $1.45 billion and the Company’s net debt-to-net capital ratio was 39.9 percent.

BOOKINGS/BACKLOG

Bookings during the fourth quarter of 2012 were approximately $810 million and reflect a book-to-bill ratio of approximately 1 to 1.  Approximately 60 percent of bookings in the current quarter were driven by a higher level of demand for products to outfit new-buy aircraft.  Throughout the year, each of the Company’s segments had solid market successes as shown by record bookings of approximately $3.2 billion, an increase of approximately 10 percent as compared with 2011.

Backlog as of December 31, 2012 was approximately $3.75 billion, an increase of approximately 7 percent as compared with 2011 and total backlog, both booked and awarded but unbooked, was a record at approximately $8.25 billion.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “Our raised full-year 2013 guidance of approximately $3.45 per diluted share represents an increase of approximately 22 percent as compared to 2012 EPS and is based upon the expectation of strong operating earnings growth driven by significant margin expansion in each of the Company’s three segments.  It also reflects recent changes to tax legislation.  Our record total backlog, both booked and awarded but unbooked, of approximately $8.25 billion, our expectation for a 14 percent CAGR in wide-body aircraft deliveries over the next three years, our expectation of rapidly growing revenues from our SFE program deliveries, the expectation for continued growth in global passenger travel, and the attendant increases in capacity all provide a foundation for expected solid revenue growth in 2013, and an acceleration in revenue growth beginning in 2014.”

The Company’s 2013 financial guidance is as follows:

•
The Company expects continued strong bookings in 2013 driven by the robust wide-body aircraft delivery outlook, bookings from prior SFE awarded programs, and a modest recovery in aftermarket demand, and expects to end the year with a book-to-bill ratio in excess of 1 to 1.

•	2013 revenues are expected to be approximately $3.35 billion, and, based on scheduled program deliveries, are expected to be stronger in the second half of the year.

•
The Company expects 2013 EPS of approximately $3.45 per diluted share.  The EPS guidance of $3.45 per diluted share represents an increase of approximately 22 percent as compared with 2012 EPS of $2.83 per diluted share (2012 EPS of $2.83 adjusted to exclude 2012 debt prepayment costs).  The Company’s 2013 earnings per share guidance is inclusive of approximately $20 million of expected 2013 AIT costs.

•	2013 free cash flow conversion ratio is expected to be approximately 70 percent of net earnings, weighted more heavily toward the second half of 2013.

Adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, adjusted net earnings, adjusted net earnings per diluted share, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEARS ENDED
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$803.2	$654.7	$3,085.3	$2,499.8
Cost of sales	504.2	412.2	1,921.2	1,563.5
Selling, general and administrative	109.1	88.1	432.4	349.7
Research, development and engineering	51.8	45.3	191.7	158.6

Operating earnings	138.1	109.1	540.0	428.0

Operating earnings, as percentage of revenues	17.2%	16.7%	17.5%	17.1%

Interest expense	31.0	26.6	124.4	105.0

Debt prepayment costs	-	-	82.1	-

Earnings before income taxes	107.1	82.5	333.5	323.0

Income taxes	31.9	25.2	99.8	95.2

Net earnings	$75.2	$57.3	$233.7	$227.8

Net earnings per common share:
Basic	$0.73	$0.57	$2.29	$2.25
Diluted	$0.73	$0.56	$2.27	$2.24

Weighted average common shares:
Basic	102.5	101.4	102.2	101.1
Diluted	103.4	102.3	102.9	101.9

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$513.7	$303.5
Accounts receivable	401.7	333.2
Inventories	1,752.9	1,480.4
Deferred income taxes	42.4	37.2
Other current assets	55.9	30.6
Total current assets	2,766.6	2,184.9
Long-term assets	2,339.8	1,652.4
	$5,106.4	$3,837.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$760.7	$580.0
Total long-term liabilities	2,166.8	1,384.7
Total stockholders' equity	2,178.9	1,872.6
	$5,106.4	$3,837.3

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	YEARS ENDED
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$233.7	$227.8
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	75.0	62.1
Deferred income taxes	37.3	58.4
Non-cash compensation	24.5	26.0
Debt prepayment costs	82.1	-
Provision for doubtful accounts	4.8	1.9
Loss on disposal of property and equipment	2.4	1.1
Tax benefits realized from prior exercises of employee stock options and restricted stock	(7.0)	(30.8)
Changes in operating assets and liabilities:
Accounts receivable	(32.0)	(49.4)
Inventories	(169.7)	(116.3)
Other current and non-current assets	(18.2)	12.5
Accounts payable and accrued liabilities	122.2	123.6
Net cash provided by operating activities	355.1	316.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(125.4)	(76.0)
Acquisitions, net of cash acquired	(649.7)	(60.4)
Proceeds from sales of businesses and other	2.6	18.7
Net cash used in investing activities	(772.5)	(117.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	5.8	4.0
Purchase of treasury stock	(2.6)	(6.0)
Tax benefits realized from prior exercises of employee stock options and restricted stock	7.0	30.8
Borrowings on line of credit	215.0	30.0
Repayments on line of credit	(215.0)	(30.0)
Proceeds from long-term debt, inclusive of original issue premium	1,316.0	-
Debt prepayment costs	(71.7)	-
Debt origination costs	(30.3)	-
Principal payments on long-term debt	(600.5)	(0.5)
Net cash provided by financing activities	623.7	28.3

Effect of exchange rate changes on cash and cash equivalents	3.9	(2.7)

Net increase in cash and cash equivalents	210.2	224.8
Cash and cash equivalents, beginning of period	303.5	78.7
Cash and cash equivalents, end of period	$513.7	$303.5

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “adjusted net earnings,” “adjusted net earnings per diluted share,” “free cash flow,” and “free cash flow conversion ratio,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

The Company defines “adjusted net earnings” as net earnings as reported under GAAP before debt prepayment costs.  The Company defines “adjusted net earnings per diluted share” as net earnings per diluted share as reported under GAAP before debt prepayment costs.

The Company defines “adjusted operating earnings” as operating earnings as reported under GAAP before AIT costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

The Company defines “CMS adjusted operating earnings” as CMS operating earnings before AIT costs. “CMS adjusted operating margin” is adjusted CMS operating earnings reflected as a percentage of revenue for the relevant period on a segment basis.

The Company uses adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin and adjusted earnings per diluted share to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the AIT costs associated with recent acquisitions and by the costs associated with our recent debt refinancing. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, or net earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile adjusted net earnings, adjusted operating earnings, CMS adjusted operating earnings, and free cash flow to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
Excluding Debt Prepayment Costs
(In Millions, Except Per Share Data)

	Years Ended
	December 31,
	2012	2011
Net earnings, as reported	$233.7	$227.8
Debt prepayment costs	82.1	-
Adjustment to income taxes for debt prepayment costs *	(24.5)	-
Adjusted net earnings	$291.3	$227.8
Adjusted diluted net earnings per common share	$2.83	$2.24

Diluted weighted average common shares	102.9	101.9

*	Adjustments to income taxes on debt prepayment costs based on effective tax rate of ~29.9% for 2012

RECONCILIATION OF OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating earnings	$138.1	$109.1	$540.0	$428.0
AIT costs	4.1	4.5	17.2	4.5
Adjusted operating earnings	$142.2	$113.6	$557.2	$432.5

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating earnings	$54.8	$42.6	$216.7	$183.1
AIT costs	4.1	4.5	17.2	4.5
Adjusted operating earnings	$58.9	$47.1	$233.9	$187.6

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2012	2012
Net cash flow provided by operating activities	$152.2	$355.1
Capital expenditures	(42.1)	(125.4)
Free cash flow	$110.1	$229.7

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